Exhibit 99.1

Ovid Therapeutics Reports Third Quarter 2017 Financial Results and Corporate Progress

NEW YORK – November 9, 2017 - Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines for patients with rare neurological diseases, today announced financial results for the third quarter ended September 30, 2017 and provided an overview of the company’s recent business progress.

“We continue to make excellent progress to develop OV101 and TAK-935/OV935 as promising, first-in-class therapeutics for rare neurological disorders with few or no available therapies,” said Jeremy Levin, DPhil, MB BChir, chairman and chief executive officer of Ovid Therapeutics. “We plan to announce results from our Phase 1 PK study in adolescents with Angelman syndrome or Fragile X syndrome during the coming weeks, which we believe may pave the way for a broader development strategy with OV101. In parallel, we continue to enroll patients in the Phase 2 STARS trial in adults with Angelman syndrome as well as our Phase 1b/2a clinical trial of TAK-935/OV935 in adults with rare developmental and/or epileptic encephalopathies in collaboration with Takeda. We look forward to important milestones throughout the remainder of the year and in 2018 as we continue to execute on our near-term objectives and long-term strategy.”

Recent Highlights and Upcoming Milestones

OV101 for Neurodevelopmental Disorders

•	Ovid continues to enroll patients in the Phase 2 STARS clinical trial of OV101 in adults with Angelman syndrome. The company expects topline data from the STARS trial to be available in 2018.

•	Results from a Phase 1 clinical trial to evaluate the safety, pharmacokinetics (PK) and tolerability of OV101 in adolescents diagnosed with Angelman syndrome or Fragile X syndrome are expected to be available by the end of 2017.

•	Successfully completed juvenile animal toxicity studies with OV101.

•	Pending the completion of the adolescent PK trial, Ovid also is planning to initiate clinical development in younger populations.

•	OV101 was granted orphan drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of Fragile X syndrome.

•	Announced new positive preclinical data with OV101 demonstrating behavioral improvements in a model of Fragile X syndrome.

•	In the study, researchers demonstrated that acute administration of 0.5 mg/kg of OV101 to Fmr1 knockout mice fully normalized behavioral abnormalities relevant to Fragile X syndrome (hyperactivity, anxiety, irritability and aggression, and restricted and repetitive behaviors). All effects were highly statistically significant (p < 0.001). The data were presented at the 18th International Fragile X and Related Neurodevelopmental Disorders Workshop.

TAK-935/OV935 for Developmental and/or Epileptic Encephalopathies

•	Ovid and Takeda continue to enroll patients in a Phase 1b/2a clinical trial of TAK-935/OV935 in adults with rare developmental and/or epileptic encephalopathies.

•	The primary endpoint of the study is to characterize the safety and tolerability of TAK-935/OV935. Secondary endpoints include evaluation of PK parameters. Exploratory endpoints include change from baseline in seizure frequency and 24-S-hydroxycholesterol (24HC) levels.

•	Data from the Phase 1b/2a trial is anticipated in 2018.

•	Ovid and Takeda also plan to study the role of 24HC as a plasma-based biomarker that can inform future clinical trial designs and help clinicians individualize the use of TAK-935/OV935.

Corporate

•	Strengthened the company’s management team with the appointment of Ana C. Ward, Esq. as senior vice president and general counsel.

Third Quarter 2017 Financial Results

•	As of September 30, 2017, cash and cash equivalents totaled $96.0 million.

•	Research and development expenses were $5.9 million for the third quarter of 2017, as compared to $2.7 million for the same period in 2016. The increase was primarily due to higher clinical expenses related to the clinical studies of OV101, costs related to the Takeda collaboration for TAK935/OV935, preclinical development expenses, and an increase in payroll and payroll-related expenses due to increased headcount as the company expanded its operations.

•	General and administrative expenses were $3.5 million for the third quarter of 2017, as compared to $3.1 million for the same period in 2016. The increase was primarily due to the increase in payroll and payroll-related expenses due to increased headcount as the company expanded its operations, and increased costs associated with operating as a public company.

•	The company reported a net loss of $9.4 million, or basic and diluted net loss per share attributable to common stockholders of $0.38, for the third quarter of 2017, as compared to a net loss of $5.8 million, or basic and diluted net loss per share attributable to common stockholders of $0.59, for the same period in 2016.

About OV101

OV101 (gaboxadol) is believed to be the only delta (d)-selective GABAA receptor agonist in development and the first investigational drug to specifically target the disruption of tonic inhibition that is thought to be the underlying cause of certain neurodevelopmental disorders. OV101 has been demonstrated in laboratory studies and animal models to selectively activate the d-subunit of GABAA receptors, which are found in the extrasynaptic space (outside of the synapse), and thereby impact neuronal activity through tonic inhibition.

Ovid is developing OV101 for the treatment of Angelman syndrome and Fragile X syndrome to potentially restore tonic inhibition and relieve several of the symptoms of these disorders. In preclinical studies, it was observed that OV101 improved symptoms of Angelman syndrome and Fragile X syndrome. To date, gaboxadol has been tested in over 4,000 patients (approximately 950 patient-years of exposure) in several indications, and was observed to have favorable safety and bioavailability profiles.

The FDA granted orphan drug designation for OV101 for the treatment of both Angelman syndrome and Fragile X syndrome. The United States Patent and Trademark Office has granted Ovid two patents directed to methods of treating Angelman syndrome using OV101. The issued patents expire in 2035, without regulatory extensions.

About OV935

TAK-935/OV935, which is being studied in rare epilepsies, is a potent, highly-selective, first-in-class inhibitor of the enzyme CH24H. CH24H is predominantly expressed in the brain, where it plays a central role in cholesterol homeostasis. CH24H converts cholesterol to 24HC, which then exits the brain into the blood plasma circulation. Glutamate is one of the main neurotransmitters in the brain and has been shown to play a role in the initiation and spread of seizure activity. Recent literature indicates CH24H is involved in over-activation of the glutamatergic pathway through modulation of the NMDA channel, implying its potential role in central nervous system diseases such as epilepsy. To Ovid’s knowledge, TAK-935/OV935 is the only molecule with this mechanism of action in clinical development.

TAK-935/OV935 has been tested in preclinical models to provide data to support the advancement of the drug into human clinical studies in patients suffering from rare epilepsy syndromes. A novel proprietary PET ligand, developed by Takeda and Molecular Neuroimaging, LLC (MNI), has been used to determine target occupancy of TAK-935/OV935 in the brain. In addition, TAK-935/OV935’s effect on CH24H enzyme activity in the brain has been assessed by following measurable reductions in the plasma concentration of 24HC.

TAK-935/OV935 has completed four Phase 1 clinical studies, which have assessed tolerability and target engagement at doses believed to be therapeutically relevant. TAK-935/OV935 is being co-developed by Ovid and Takeda Pharmaceutical Company Limited.

About Ovid Therapeutics

Ovid Therapeutics (NASDAQ: OVID) is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop therapies that transform the lives of patients with rare neurological disorders. Ovid’s drug candidate, OV101, is currently in development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid has initiated the Phase 2 STARS trial of OV101 in adults with Angelman syndrome and a Phase 1 trial in adolescents with Angelman syndrome or Fragile X syndrome. Ovid is also developing OV935 in collaboration with Takeda Pharmaceutical Company Limited for the treatment of rare epileptic encephalopathies and has initiated a Phase 1b/2a trial of OV935.

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding progress, timing, scope and results of clinical trials for Ovid’s product candidates, the reporting of clinical data regarding Ovid’s product candidates, and the study of the role of 24-S-hydroxycholesterol (24HC) as a plasma-based biomarker. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, under the caption “Risk Factors.” Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Investors:

Burns McClellan

Steve Klass, 212-213-0006

Sklass@burnsmc.com

Media:

Pure Communications, Inc.

Katie Engleman, 910-509-3977

katie@purecommunicationsinc.com

OVID THERAPEUTICS INC.

Condensed Statements of Operations and Comprehensive Loss (unaudited)

	For the Three Months Ended September 30,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$5,899,482	$2,698,820	$43,258,833	$5,594,815
General and administrative	3,509,630	3,116,109	10,700,667	9,351,542

Total operating expenses	9,409,112	5,814,929	53,959,500	14,946,357

Loss from operations	(9,409,112)	(5,814,929)	(53,959,500)	(14,946,357)
Interest income	50,506	29,686	113,710	93,322

Net loss and comprehensive loss	$(9,358,606)	$(5,785,243)	$(53,845,790)	$(14,853,035)

Net loss attributable to common stockholders	$(9,358,606)	$(5,785,243)	$(53,845,790)	$(14,853,035)

Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(0.59)	$(3.06)	$(1.51)

Weighted-average common shares outstanding basic and diluted	24,601,936	9,838,590	17,571,772	9,838,590

OVID THERAPEUTICS INC.

Selected Condensed Balance Sheet Data (unaudited)

	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$96,042,773	$51,939,661
Working capital	$92,262,636	$48,677,798
Total assets	$97,567,059	$53,027,887
Total stockholders’ equity	$92,959,056	$49,294,475